Exhibit 99.1

BioTE Holdings, LLC

Unaudited Quarterly Financial Results for 2021

biote Corp. (the “Company”) is furnishing the following tables which set forth supplemental unaudited financial information of BioTE Holdings, LLC and its subsidiaries (“Biote”) for the periods and as of the dates indicated. This supplemental presentation of unaudited financial information is not intended to replace the financial information presented in (i) the audited consolidated financial statements of Biote and its subsidiaries and the related notes thereto as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 or (ii) the unaudited condensed consolidated financial statements of Biote and its subsidiaries for the three months ended March 31, 2021 and 2022, presented in the Company’s Current Report on Form 8-K filed with the SEC on June 2, 2022. Investors should refer to the notes to the financial statements included with such filings.

Biote Holdings, LLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	2021
Revenue
Product revenue	$31,193	$34,307	$35,119	$36,979	$137,598
Service revenue	350	443	448	557	1,798

Total Revenue	31,543	34,750	35,567	37,536	139,396
Cost of revenue
Cost of products	10,877	11,019	11,600	12,802	46,298
Cost of services	484	621	690	724	2,519

Total cost of revenue	11,361	11,640	12,290	13,526	48,817
Commissions	577	464	566	449	2,056
Marketing	749	1,059	1,417	1,683	4,908
Selling, general & administrative	9,463	11,327	12,311	15,953	49,054

Income from operations	9,393	10,260	8,983	5,925	34,561
Other income (expense)
Interest expense	(492)	(425)	(384)	(372)	(1,673)
Other income	4	4	5	4	17

Total other expense	(488)	(421)	(379)	(368)	(1,656)
Income before provision for income taxes	8,905	9,839	8,604	5,557	32,905
Income tax expense	64	78	67	77	286

Net income	$8,841	$9,761	$8,537	$5,480	$32,619

Other comprehensive income:
Foreign currency translation adjustments	(9)	10	(15)	(3)	(17)

Other comprehensive income (loss)	(9)	10	(15)	(3)	(17)

Comprehensive income	$8,832	$9,771	$8,522	$5,477	$32,602

Earnings per common unit Class A, AA, and AAA basic and diluted	$9.02	$9.96	$8.71	$5.59	$33.29
Weighted average common units outstanding Class A, AA, and AAA basic and diluted	979,800	979,800	979,800	979,800	979,800

Non-GAAP Financial Measures

The supplemental financial information includes financial data not prepared in accordance with generally accepted accounting principals (“non-GAAP financial measures”). A reconciliation of the non-GAAP financial measures to financial information prepared in accordance with generally accepted accounting principals (“GAAP”), as required by Regulation G, is included. Biote is providing disclosure of the reconciliation of reported non-GAAP financial measures used in the supplemental information to its comparable financial measures on a GAAP basis. Biote uses adjusted EBITDA as an alternative measure to evaluate its operational performance. We calculate adjusted EBITDA by excluding from Net Income: Interest expense; depreciation and amortization expenses; and income taxes. Additionally, we exclude certain expenses we believe are not indicative of our ongoing operations or operational performance. For the periods presented these include: costs incurred in pursuing the business combination agreement with Haymaker; litigation costs incurred not within the normal course of business; cost associated with the company’s founder; and severance related costs. Biote believes that non-GAAP financial information, when taken collectively, may be helpful to analysts and investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in Biote’s industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Biote’s non-GAAP financial measures as tools for comparison. Investors are encouraged to review the reconciliation, and not to rely on any single financial measure to evaluate Biote’s business.

Biote Holdings, LLC

RECONCILIATION OF NON-GAAP AND GAAP FINANCIAL MEASURES

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended,
	March 31,	June 30,	September 30,	December 31,	2021
Net income	$8,841	$9,761	$8,537	$5,480	$32,619
Interest expense	492	425	384	372	1,673
Income tax expense	64	78	67	77	286
Depreciation and amortization	322	333	332	413	1,400
Transaction costs		135	679	1,243	2,057
Other expenses		115	222	1,532	1,869

Adjusted EBITDA (Non-GAAP)	$9,719	$10,847	$10,221	$9,117	$39,904